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                                                                    EXHIBIT 23.5

              CONSENT OF MACHADO, MEYER, SENDACZ E OPICE ADVOGADOS


      We consent to the reference to our name under the captions "Validity of Securities" and "Enforcement of Civil Liabilities" in the Registration Statement on Form F-3 of Telesp Celular Participacoes S.A. for the registration of its preferred shares, preferred share rights and American Depositary Share rights (the "Registration Statement") and the related prospectus, and to the inclusion of forms of our opinions as Exhibits 5.1 and 8.1 to the Registration Statement.

                                    Very truly yours,

                                    /s/ Jose Roberto Opice

October 12, 2004